Exhibit 99.1

Oaktree Specialty Lending Corporation Announces Fourth Fiscal Quarter and Full Year 2019 Financial Results and Declares Distribution of $0.095 Per Share

LOS ANGELES, CA, November 20, 2019—Oaktree Specialty Lending Corporation (NASDAQ: OCSL) (“Oaktree Specialty Lending” or the “Company”), a specialty finance company, today announced its financial results for the fiscal quarter and year ended September 30, 2019.

Financial Highlights for the Quarter and Year Ended September 30, 2019

•

Total investment income was $34.5 million ($0.24 per share) and $147.7 million ($1.05 per share) for the fourth fiscal quarter and full fiscal year of 2019, respectively, as compared with $36.7 million ($0.26 per share) and $138.7 million ($0.98 per share) for the third fiscal quarter of 2019 and the full fiscal year of 2018, respectively. The increase in investment income for the full year was primarily due to higher levels of original issue discount (“OID”) accretion and call protection fees earned on exits of certain investments.

•

Net investment income was $16.3 million ($0.12 per share) and $67.9 million ($0.48 per share) for the fourth fiscal quarter and full fiscal year of 2019, respectively, as compared with $16.6 million ($0.12 per share) and $60.0 million ($0.43 per share) for the third fiscal quarter of 2019 and the full fiscal year of 2018, respectively. The increase in net investment income for the full year was primarily due to higher levels of investment income and lower professional fees and general and administration expenses.

•

Net asset value (“NAV”) per share was $6.60 as of September 30, 2019, flat as compared to $6.60 as of June 30, 2019 and up 8% from $6.09 as of September 30, 2018. The increase in NAV was primarily due to capital gains realized through the monetization of investments and appreciation of certain debt and equity investments.

•	Originated $138.4 million of new investment commitments and received $139.0 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended September 30, 2019.

•	A quarterly distribution was declared of $0.095 per share, payable on December 31, 2019 to stockholders of record on December 13, 2019.

Mathew Pendo, President and Chief Operating Officer, said, “The fourth quarter of 2019 capped another strong fiscal year for OCSL. NAV grew by more than 8 percent over the last twelve months. We also made further progress reducing risk in the portfolio, successfully exiting $60 million of non-core investments during the quarter, including a par recovery from a large investment on non-accrual. Looking ahead, with $385 million of dry powder, we remain well-positioned to take advantage of future investment opportunities.”

Armen Panossian, who was appointed Chief Executive Officer and Chief Investment Officer in September 2019, said, “The team managing OCSL has done a superb job growing NAV and repositioning the portfolio for stronger risk-adjusted returns over the past two years. I look forward to building on these accomplishments by continuing to execute on our strategic plan while maintaining our disciplined and risk-controlled investment approach.”

Distribution Declaration

The Board of Directors declared a quarterly distribution of $0.095 per share, payable on December 31, 2019 to stockholders of record on December 13, 2019.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Results of Operations

	For the three months ended			For the year ended
($ in thousands, except per share data)	September 30, 2019 (unaudited)	June 30, 2019 (unaudited)	September 30, 2018 (unaudited)	September 30, 2019	September 30, 2018
GAAP operating results:
Interest income	$30,662	$32,910	$35,306	$133,670	$118,511
PIK interest income	1,187	1,198	499	5,497	5,769
Fee income	2,550	1,826	2,034	6,710	9,432
Dividend income	114	735	381	1,825	5,010

Total investment income	34,513	36,669	38,220	147,702	138,722
Net expenses	18,238	20,061	21,189	79,793	78,676

Net investment income	16,275	16,608	17,031	67,909	60,046
Net realized and unrealized gains (losses), net of taxes	(2,304)	3,378	16,300	58,251	(13,284)

Net increase (decrease) in net assets resulting from operations	$13,971	$19,986	$33,331	$126,160	$46,762

Net investment income per common share	$0.12	$0.12	$0.12	$0.48	$0.43
Net realized and unrealized gains (losses), net of taxes per common share	$(0.02)	$0.02	$0.12	$0.41	$(0.10)
Earnings (loss) per common share — basic and diluted	$0.10	$0.14	$0.24	$0.89	$0.33
Non-GAAP Financial Measures (1):
Adjusted net investment income	$16,713	$17,293	$17,031	$69,032	$60,046
Adjusted net investment income per common share	$0.12	$0.12	$0.12	$0.49	$0.43

(1)

See Non-GAAP Financial Measures — Adjusted Net Investment Income below for a description of this non-GAAP measure and a reconciliation from net investment income to adjusted net investment income, including on a weighted-average per share basis. The Company’s management uses this non-GAAP financial measure internally to analyze and evaluate financial results and performance and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to capital gains incentive fees. The presentation of adjusted net investment income is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

	As of
($ in thousands, except per share data and ratios)	September 30, 2019	June 30, 2019 (unaudited)	September 30, 2018
Select balance sheet and other data:
Investment portfolio at fair value	$1,438,042	$1,455,031	$1,491,201
Total debt outstanding	473,367	537,278	637,213
Net assets	930,630	930,050	858,035
Net asset value per share	6.60	6.60	6.09
Total leverage	0.51x	0.58x	0.75x

Total investment income for the quarter ended September 30, 2019 was $34.5 million and included $30.7 million of interest income from portfolio investments, $1.2 million of payment-in-kind (“PIK”) interest income, $2.6 million of fee income and $0.1 million of dividend income. Total investment income decreased by $2.2 million as compared to the quarter ended June 30, 2019, primarily due to significant call protection fees earned in connection with exits that occurred during the prior quarter, lower interest income earned due to decreases in LIBOR on our floating rate investments and lower dividend income resulting from the sale of an aircraft in our aircraft leasing portfolio company that occurred during the quarter ended June 30, 2019. PIK interest income represented 3.4% of total investment income for the quarter ended September 30, 2019.

Total investment income for the year ended September 30, 2019 was $147.7 million and included $133.7 million of interest income from portfolio investments, $5.5 million of PIK interest income, $6.7 million of fee income and $1.8 million of dividend income. Total investment income increased by $9.0 million as compared to the year ended September 30, 2018, primarily due to higher levels of OID accretion and call protection fees earned on exits of certain investments that occurred during the year, partially offset by lower dividend income.

Net expenses for the quarter totaled $18.2 million, down $1.8 million from the quarter ended June 30, 2019. The decrease in net expenses was primarily driven by lower interest expense resulting from a lower amount of borrowings outstanding and decreases in LIBOR during the quarter and a decrease in incentive fees, net of fees waived, mostly due to lower levels of investment income.

Net expenses for the year totaled $79.8 million, up $1.1 million from the year ended September 30, 2018. The increase in net expenses was primarily due to higher incentive fees resulting from higher investment income and capital gains realized through the monetization of certain investments and appreciation of certain debt and equity investments, partially offset by lower interest expense resulting from a lower amount of borrowings outstanding during the year, lower professional fees and lower general and administrative expenses.

Net realized and unrealized losses, net of taxes, were $2.3 million for the quarter, primarily reflecting unrealized depreciation on certain debt and equity investments. Net realized and unrealized gains, net of taxes, were $58.3 million for the year, primarily resulting from capital gains realized through the monetization of certain investments and unrealized appreciation of certain debt and equity investments.

Portfolio and Investment Activity

	As of
($ in thousands)	September 30, 2019 (unaudited)	June 30, 2019 (unaudited)	September 30, 2018 (unaudited)
Investments at fair value	$1,438,042	$1,455,031	$1,491,201
Number of portfolio companies	104	105	113
Average portfolio company debt size	$15,300	$15,400	$14,800

Asset class:
Senior secured debt	78.6%	79.7%	75.4%
Unsecured debt	5.7%	7.0%	11.0%
Equity	6.7%	4.3%	4.4%
SLF JV I	8.8%	8.8%	8.7%
Limited partnership interests	0.2%	0.2%	0.5%

Non-accrual debt investments:
Non-accrual investments at fair value	$2,706	$86,796	$98,760
Non-accrual investments as a percentage of debt investments	0.2%	6.4%	7.0%
Number of investments on non-accrual	3	5	8

Interest rate type:
Percentage floating-rate	89.8%	88.5%	83.2%
Percentage fixed-rate	10.2%	11.5%	16.8%

Yields:
Weighted average yield on debt investments (1)	8.9%	8.7%	8.4%
Cash component of weighted average yield on debt investments	8.1%	8.0%	8.2%
Weighted average yield on total portfolio investments (2)	8.2%	8.2%	8.1%

Investment activity:
New investment commitments	$138,400	$66,800	$228,400
New funded investment activity (3)	$128,500	$74,100	$218,400
Proceeds from prepayments, exits, other paydowns and sales	$139,000	$138,300	$267,500
Net new investments (4)	$(10,500)	$(64,200)	$(49,100)
Number of new investment commitments in new portfolio companies	5	3	13
Number of new investment commitments in existing portfolio companies	4	4	3
Number of portfolio company exits	7	8	18

(1)

Annual stated yield earned plus net annual amortization of original issue discount or premium earned on accruing investments, including the Company’s share of the return on debt investments in the SLF JV I.

(2)

Annual stated yield earned plus net annual amortization of original issue discount or premium earned on accruing investments and dividend income, including the Company’s share of the return on debt investments in the SLF JV I.

(3)	New funded investment activity includes drawdowns on existing revolver commitments.
(4)	Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of September 30, 2019, the fair value of the investment portfolio was $1.4 billion and was comprised of investments in 104 companies. These included debt investments in 79 companies, equity investments in 33 companies, including our limited partnership interests in two private equity funds, and our investment in Senior Loan Fund JV I, LLC (“SLF JV I”). Nine of the equity investments were in companies in which the Company also had a debt investment.

As of September 30, 2019, 91.0% of the Company’s portfolio as of September 30, 2019 consisted of debt investments, including 53.5% of first liens, 25.1% of second liens and 12.4% of unsecured debt investments, including the debt investments in SLF JV I at fair value.

As of September 30, 2019, there were three investments on which the Company had stopped accruing cash and/or PIK interest or OID income that, in the aggregate, represented 4.3% of the Company’s debt portfolio at cost and 0.2% at fair value. During the three months ended September 30, 2019, the Company removed two investments from non-accrual status in connection with an exit and restructuring.

As of September 30, 2019, SLF JV I had $360.9 million in assets, including senior secured loans to 51 portfolio companies. The joint venture generated income of $2.3 million for the Company during the quarter ended September 30, 2019. As of September 30, 2019, SLF JV I had $79.8 million of undrawn capacity on its senior revolving credit facility.

Over time, the Company intends to rotate out of the remaining investments it has identified as non-core investments, which is approximately $200 million at fair value as of September 30, 2019. It will also seek to redeploy non-income generating investments comprised of equity investments, limited partnership interests and loans currently on non-accrual status into proprietary investments with higher yields. Certain additional information on such categorization and the portfolio composition is included in investor presentations that the Company files with the Securities and Exchange Commission (“SEC”).

Liquidity and Capital Resources

As of September 30, 2019, the Company had $15.4 million of cash and cash equivalents, total principal value of debt outstanding of $476.1 million and $385.2 million of undrawn capacity on its credit facility, subject to borrowing base and other limitations. The weighted average interest rate on debt outstanding was 4.8% and 5.1% as of September 30, 2019 and June 30, 2019, respectively.

The Company’s total leverage ratio was 0.51x and 0.58x debt-to-equity as of September 30, 2019 and June 30, 2019, respectively.

Non-GAAP Financial Measures

Adjusted Net Investment Income

On a supplemental basis, the Company is disclosing adjusted net investment income and per share adjusted net investment income, each of which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with U.S. GAAP (“non-GAAP”). Adjusted net investment income represents net investment income, excluding capital gains incentive fees (“Part II incentive fee”). The Company’s management uses this non-GAAP financial measure internally to analyze and evaluate financial results and performance and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to capital gains incentive fees. The Company’s investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized capital depreciation on a cumulative basis. Refer to Note 11 – Related Party Transactions in our Annual Report on Form 10-K for further discussion. The Company believes that adjusted net investment income is a useful performance measure because it reflects the net investment income produced on the Company’s investments during a period without giving effect to any changes in the value of such investments and any related capital gains incentive fees between periods. The presentation of adjusted net investment income is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the three months ended						For the year ended
	September 30, 2019		June 30, 2019		September 30, 2018		September 30, 2019		September 30, 2018
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net investment income	$16,275	$0.12	$16,608	$0.12	$17,031	$0.12	$67,909	$0.48	$60,046	$0.43
Part II incentive fee (net of waivers)	438	—	685	—	—	—	1,123	0.01	—	—

Adjusted net investment income	$16,713	$0.12	$17,293	$0.12	$17,031	$0.12	$69,032	$0.49	$60,046	$0.43

Conference Call Information

Oaktree Specialty Lending will host a conference call to discuss its fourth fiscal quarter and full year 2019 results at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on November 20, 2019. The conference call may be accessed by dialing (877) 507-3275 (U.S. callers) or +1 (412) 317-5238 (non-U.S. callers), participant password “Oaktree Specialty Lending.” During the earnings conference call, Oaktree Specialty Lending intends to refer to an investor presentation that will be available on the Investors section of the Oaktree Specialty Lending website, www.oaktreespecialtylending.com. Alternatively, a live webcast of the conference call can be accessed on Oaktree Specialty Lending’s website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Specialty Lending’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 10135791, beginning approximately one hour after the broadcast.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The firm seeks to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended. Oaktree Specialty Lending is managed by Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending’s website at www.oaktreespecialtylending.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements may include statements as to: our future operating results and distribution projections; our business prospects and the prospects of our portfolio companies; and the impact of the investments that we expect to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in our annual report on Form 10-K and our quarterly reports on Form 10-Q. Other factors that could cause actual results to differ materially include: changes in the economy, financial markets and political environment; risks associated with possible disruption in our operations or the economy generally due to terrorism or natural disasters; future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities) and conditions in our operating areas, particularly with respect to business development companies or regulated investment companies; and other considerations that may be disclosed from time to time in our publicly disseminated documents and filings.

We have based the forward-looking statements included in this presentation on information available to us on the date of this presentation, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Specialty Lending Corporation

Michael Mosticchio

(212) 284-1900

ocsl-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com

Oaktree Specialty Lending Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	September 30, 2019	June 30, 2019 (unaudited)	September 30, 2018
ASSETS
Investments at fair value:
Control investments (cost September 30, 2019: $224,255; cost June 30, 2019: $190,181; cost September 30, 2018: $213,470)	$209,178	$175,052	$196,874
Affiliate investments (cost September 30, 2019: $8,449; cost June 30, 2019: $5,064; cost September 30, 2018: $1,080)	9,170	5,964	2,161
Non-control/Non-affiliate investments (cost September 30, 2019: $1,280,310; cost June 30, 2019: $1,337,252; cost September 30, 2018: $1,392,383)	1,219,694	1,274,015	1,292,166

Total investments at fair value (cost September 30, 2019: $1,513,014; cost June 30, 2019: $1,532,497; cost September 30, 2018: $1,606,933)	1,438,042	1,455,031	1,491,201
Cash and cash equivalents	15,406	5,637	13,380
Restricted cash	—	—	109
Interest, dividends and fees receivable	11,167	13,156	10,272
Due from portfolio companies	2,616	1,850	1,357
Receivables from unsettled transactions	4,586	4	26,760
Deferred financing costs	6,396	6,759	5,209
Derivative assets at fair value	490	—	162
Other assets	2,335	2,579	3,008

Total assets	$1,481,038	$1,485,016	$1,551,458

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$1,589	$1,078	$3,581
Base management fee and incentive fee payable	10,167	9,987	8,223
Due to affiliate	2,689	3,431	3,274
Interest payable	2,296	2,267	3,365
Payable to syndication partners	—	—	109
Payables from unsettled transactions	59,596	—	37,236
Derivative liability at fair value	—	206	—
Deferred tax liability	704	719	422
Credit facility payable	314,825	369,825	241,000
Unsecured notes payable (net of $2,708, $2,808 and $3,483 of unamortized financing costs as of September 30, 2019, June 30, 2019 and September 30, 2018, respectively)	158,542	158,442	386,485
Secured borrowings at fair value (proceeds September 30, 2019: $0; proceeds June 30, 2019: $11,502; proceeds September 30, 2018: $12,314)	—	9,011	9,728

Total liabilities	550,408	554,966	693,423

Commitments and contingencies
Net assets:
Common stock, $0.01 par value per share, 250,000 shares authorized; 140,961 shares issued and outstanding as of September 30, 2019, June 30, 2019 and September 30, 2018	1,409	1,409	1,409
Additional paid-in-capital	1,487,774	1,492,739	1,492,739
Accumulated overdistributed earnings	(558,553)	(564,098)	(636,113)

Total net assets (equivalent to $6.60, $6.60 and $6.09 per common share as of September 30, 2019, June 30, 2019 and September 30, 2018, respectively)	930,630	930,050	858,035

Total liabilities and net assets	$1,481,038	$1,485,016	$1,551,458

Oaktree Specialty Lending Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended September 30, 2019 (unaudited)	Three months ended June 30, 2019 (unaudited)	Three months ended September 30, 2018 (unaudited)	Year ended September 30, 2019	Year ended September 30, 2018
Interest income:
Control investments	$2,836	$2,859	$3,687	$11,886	$12,698
Affiliate investments	101	70	—	206	2,027
Non-control/Non-affiliate investments	27,640	29,850	31,496	120,888	103,223
Interest on cash and cash equivalents	85	131	123	690	563

Total interest income	30,662	32,910	35,306	133,670	118,511

PIK interest income:
Control investments	—	—	—	67	3,446
Affiliate investments	—	—	—	—	416
Non-control/Non-affiliate investments	1,187	1,198	499	5,430	1,907

Total PIK interest income	1,187	1,198	499	5,497	5,769

Fee income:
Control investments	6	6	6	25	951
Affiliate investments	5	5	—	19	48
Non-control/Non-affiliate investments	2,539	1,815	2,028	6,666	8,433

Total fee income	2,550	1,826	2,034	6,710	9,432

Dividend income:
Control investments	114	735	381	1,825	5,010

Total dividend income	114	735	381	1,825	5,010

Total investment income	34,513	36,669	38,220	147,702	138,722

Expenses:
Base management fee	5,496	5,548	5,767	22,343	22,652
Part I incentive fee	3,545	3,787	3,675	14,873	10,485
Part II incentive fee	(403)	607	—	10,194	—
Professional fees	720	721	859	2,906	5,696
Directors fees	142	143	143	570	650
Interest expense	6,960	7,592	9,323	32,426	35,728
Administrator expense	388	384	336	1,941	1,687
General and administrative expenses	549	645	794	2,530	3,120

Total expenses	17,397	19,427	20,897	87,783	80,018
Fees waived	841	634	292	(7,990)	(1,342)

Net expenses	18,238	20,061	21,189	79,793	78,676

Net investment income	16,275	16,608	17,031	67,909	60,046

Unrealized appreciation (depreciation):
Control investments	52	3,419	26,081	1,519	115,906
Affiliate investments	(179)	—	—	(360)	(2,159)
Non-control/Non-affiliate investments	2,621	20,744	21,039	39,689	(13,657)
Secured borrowings	(2,624)	—	(87)	(2,719)	2,353
Foreign currency forward contracts	695	(768)	162	328	162

Net unrealized appreciation (depreciation)	565	23,395	47,195	38,457	102,605

Realized gains (losses):
Control investments	—	—	(31,331)	—	(122,801)
Affiliate investments	—	—	—	—	2,048
Non-control/Non-affiliate investments	(6,248)	(21,112)	1,494	15,300	6,042
Secured borrowings	2,625	—	—	2,625	—
Foreign currency forward contracts	1,097	1,268	(436)	2,880	(436)

Net realized gains (losses)	(2,526)	(19,844)	(30,273)	20,805	(115,147)

Redemption premium on unsecured notes payable	—	—	—	—	(120)
Provision for income tax (expense) benefit	(343)	(173)	(622)	(1,011)	(622)

Net realized and unrealized gains (losses), net of taxes	(2,304)	3,378	16,300	58,251	(13,284)

Net increase (decrease) in net assets resulting from operations	$13,971	$19,986	$33,331	$126,160	$46,762

Net investment income per common share — basic and diluted	$0.12	$0.12	$0.12	$0.48	$0.43
Earnings (loss) per common share — basic and diluted	$0.10	$0.14	$0.24	$0.89	$0.33
Weighted average common shares outstanding — basic and diluted	140,961	140,961	140,961	140,961	140,961